Exhibit 10.4

TAX RECEIVABLES AGREEMENT

This TAX RECEIVABLES AGREEMENT (this “Agreement”), dated as of May 18, 2016, is hereby entered into by and among Advance/Newhouse Partnership, a New York partnership (“A/N”), Charter Communications, Inc., a Delaware corporation (formerly known as CCH I, LLC) (“New Charter”), and CCH II, LLC, a Delaware limited liability company (together with any Person or Persons in the Charter Group to whom CCH II, LLC transfers any Units or who otherwise holds any Units, the “Charter Member”).

WHEREAS, A/N, A/NPC Holdings LLC, a Delaware limited liability company, Charter Communications, Inc., a Delaware corporation, New Charter and Charter Communications Holdings, LLC, a Delaware limited liability company (“Charter Holdings”) entered into that certain Contribution Agreement, dated as of March 31, 2015, as amended as of May 23, 2015 (as amended, the “Contribution Agreement”), pursuant to which, among other things, A/N will contribute all of its interest in the Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership, to Charter Holdings in satisfaction of its obligation to contribute all of the issued and outstanding limited liability company membership interests of Bright House Networks, LLC, a Delaware limited liability company, to Charter Holdings, in the manner and on the terms and conditions set forth in the Contribution Agreement (the “Contribution”);

WHEREAS, in connection with the Contribution, A/N will receive Charter Holdings Class B Common Units (the “Exchangeable Interests”), which Exchangeable Interests will be exchangeable with Charter Holdings for cash or Class A Common Stock of New Charter (such exchange, an “Exchange”) as provided for under that certain Exchange Agreement, dated as of the date hereof, by and among New Charter, CCH II, LLC, Charter Holdings, and A/N (the “Exchange Agreement”);

WHEREAS, Exchanges shall be effected pursuant to the Exchange Agreement and other sales or exchanges, however effectuated, including by way of redemption, of Class B Common Units or Convertible Preferred Units may be effected pursuant to the LLC Agreement in transactions that may result in the recognition of gain or loss for U.S. Federal Income Tax purposes by A/NPC Holdings LLC with respect to A/N (each, a “Taxable Exchange”), as described herein;

WHEREAS, Charter Holdings will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which any Taxable Exchange occurs, which election may result in a Basis Adjustment (as defined herein) to the tangible and intangible assets owned by Charter Holdings as of the date of any such Taxable Exchange;

WHEREAS, the income, gain, loss, expense and other Tax (as defined herein) items of the Charter Group may be affected by the Basis Adjustment (as defined herein); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment on the actual liability for Covered Taxes (as defined herein) of the Charter Group.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Except as otherwise provided herein, any capitalized terms used and not defined herein shall have the meanings set forth in the LLC Agreement. Any reference in this Agreement to New Charter, the Charter Member or A/N shall be deemed to include such party’s successors in interest to the extent such successors in interest have become Members of Charter Holdings in accordance with the provisions of the LLC Agreement.

“A/N” is defined in the preamble.

“Accounting Firm” means, as of any time, the accounting firm that prepares the computation of Covered Tax Benefit and Covered Tax Detriment for New Charter.

“Agreed Rate” means the Applicable Rate (as defined in the LLC Agreement). All accrued and unpaid interest using the Agreed Rate shall be capitalized and added to the unpaid principal amount on the last day of each Fiscal Quarter.

“Agreement” is defined in the preamble.

“Audit Committee” means the audit committee of New Charter.

“Basis Adjustment” means the increase or decrease to the Tax basis of an Exchange Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, Charter Holdings becomes an entity that is disregarded as separate from its owner for U.S. Federal Income Tax purposes) or under Sections 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, Charter Holdings remains in existence as an entity for U.S. Federal Income Tax purposes) and, in each case, comparable sections of state and local Tax laws, in each case solely in connection with any Taxable Exchange. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing such Basis Adjustments. For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“Change Notice” is defined in Section 4.01 of this Agreement.

“Charter Holdings” is defined in the recitals.

“Charter Member” is defined in the preamble.

“Charter Member Payment” is defined in Section 6.01 of this Agreement.

“Code” is defined in the recitals.

“Contribution” is defined in the recitals.

“Contribution Agreement” is defined in the recitals.

“Covered Tax Benefits” for any Covered Taxable Year means 50% of the Realized Tax Benefits (defined below).

“Covered Tax Detriment” for any Covered Taxable Year means 50% of the Realized Tax Detriment (defined below).

“Covered Taxable Year” means any Taxable Year of the Charter Group ending after the Closing Date (as defined in the Contribution Agreement) and on or before the end of the first Taxable Year ending after all Taxable Exchanges have occurred and in which all related Realized Tax Benefits and Realized Tax Detriments have either been utilized or have expired.

“Covered Taxes” means Federal Income Taxes, and U.S. state and local income Taxes measured with respect to net income or net profit.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise Tax law, as applicable; provided, however, that such term shall be deemed to include any settlement as to which A/N has consented pursuant to Section 7.01.

“Early Termination Notice” is defined in Section 5.02 of this Agreement.

“Early Termination Payment” is defined in Section 5.01 of this Agreement.

“Exchange” is defined in the recitals.

“Exchange Agreement” is defined in the recitals.

“Exchange Assets” means the assets owned by Charter Holdings, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities), for purposes of the applicable Tax, as of an applicable Exchange Date (and any asset whose Tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset).

“Exchange Date” means a date on which a Taxable Exchange is effected.

“Exchangeable Interests” is defined in the recitals.

“Federal Income Tax” means any Tax imposed under Subtitle A of the Code or any other provision of U.S. Federal income Tax law (including, without limitation, the Taxes imposed by Sections 11, 55, 881, 882, 884 and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related to such Tax.

“Fiscal Quarter” means any fiscal quarter of any fiscal year of the Charter Group.

“Governmental Entity” means any federal, state, local, provincial or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of the Charter Group using the same methods, elections, conventions and similar practices used on the Charter Group’s actual Tax Returns but computed using the Non-Stepped Up Tax Basis for the Exchange Assets and excluding any deduction attributable to the Imputed Interest for such Covered Taxable Year. Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item or attribute (or portion thereof) that is available for use because of any Basis Adjustments or any Imputed Interest.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code (or any successor U.S. Federal Income Tax statute) and the similar section of the applicable U.S. state or local income Tax law with respect to the Charter Member’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Charter Holdings, by and among New Charter, the other Charter Member (as defined therein), A/N and Charter Holdings, dated as of the date hereof, as such agreement may be amended from time to time in accordance with its terms.

“New Charter” is defined in the preamble.

“Non-Stepped Up Tax Basis” means, with respect to any Exchange Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Proceeding” is defined in Section 8.08 of this Agreement.

“Proposed Early Termination Payment” is defined in Section 5.02 of this Agreement.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any, of the Hypothetical Tax Liability for such Covered Taxable Year over the actual liability for Covered Taxes of the Charter Group for such Covered Taxable Year. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing the Realized Tax Benefit. If all or a portion of the actual liability for such Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority, such actual liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such actual liability.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual liability for Covered Taxes of the Charter Group for such Covered Taxable Year over the Hypothetical Tax Liability for such Covered Taxable Year. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing the Realized Tax Detriment. If all or a portion of the actual liability for such Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority, such actual liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such actual liability.

“Reconciliation Procedures” means those procedures set forth in Section 8.09 of this Agreement.

“Revised Schedule” is defined in Section 2.01(b) of this Agreement.

“Senior Obligations” is defined in Section 6.01 of this Agreement.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tax” or “Taxes” means (a) any and all U.S. federal, state, local, and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest penalties or other additional amounts related to such Tax, (b) liability for the payment of any amount of the type described in the preceding clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (c) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in the immediately preceding clauses (a) or (b) (other than an obligation to indemnify under this Agreement).

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Tax Schedule” is defined in Section 2.01(a) of this Agreement.

“Taxable Exchange” is defined in the recitals.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxing Authority” means the IRS and any domestic, federal, national, state, county or municipal or other local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

ARTICLE II

Determination of Realized Tax Benefit or Realized Tax Detriment

SECTION 2.01. (a) Tax Schedule. Within 120 days after the due date (including extensions) for the U.S. Federal Income Tax Return of New Charter for a Covered Taxable Year, New Charter shall provide to A/N a schedule (the “Tax Schedule”) showing the computation of the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (determined in accordance with Section 3.01(b)) (if any) for such Covered Taxable Year, together with work papers providing reasonable detail regarding the computation of such items. New Charter shall allow A/N reasonable access to the appropriate representatives at the Charter Group and the Accounting Firm in connection with its review of the Tax Schedule and work papers. Subject to the other provisions of this Agreement, the items reflected on a Tax Schedule shall become final 30 calendar days after delivery of such Tax Schedule to A/N unless A/N, during such 30 calendar day period, provides New Charter with written notice of a material objection thereto made in good faith; provided that such notice shall state any objections, including supporting calculations, and A/N shall allow New Charter reasonable access to the appropriate representatives at A/N, its Subsidiaries and the accounting firm (if any) that assisted in the preparation of the calculations, in connection with New Charter’s review of such calculations. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, New Charter and A/N shall employ the Reconciliation Procedures.

(b) Revised Schedule. Notwithstanding that the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year may have become final under Section 2.01(a), such items shall be revised to the extent necessary to reflect (i) a Determination, (ii) inaccuracies in the original computation as a result of factual information that was not previously taken into account, (iii) a change attributable to a carryback or carryforward of a loss or other Tax item, (iv) a change attributable to an amended Tax Return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority relating to the deductibility of depreciation or amortization deductions attributable to any Basis Adjustment shall not be taken into account under this Section 2.01(b) unless and until there has been a Determination with respect to such change) or (v) to comply with the expert’s determination under the Reconciliation Procedures. The parties shall cooperate in connection with any proposed revision to the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year. The party proposing a change to such an item shall provide the other party a schedule (a “Revised Schedule”) showing the computation and explanation of such revision, together with work papers providing reasonable detail regarding the computation of such items. Subject to the other provisions of this Agreement, such revised Covered Tax Benefit (if any), revised Covered Tax Detriment (if any) and/or revised Tax Benefit Payment (if any) shall become final 30 calendar days after delivery of such Revised Schedule unless the other party, during such 30 calendar day period, provides written notice of a material objection thereto made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, New Charter and A/N shall employ the Reconciliation Procedures.

(c) Applicable Principles. It is the intention of the parties for the Charter Member to pay A/N 50% of the additional Covered Taxes that the Charter Group would have been required to pay on Tax Returns that have actually been filed had those Tax Returns been computed by reference to Non-Stepped Up Tax Basis for the Exchange Assets and excluding any deductions attributable to Imputed Interest and this Agreement shall be interpreted in accordance with such intention. Such amount shall be determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item shall be considered to be subject to the rules of the Code (or any successor U.S. Federal Income Tax statute) and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology.

ARTICLE III

Tax Benefit Payments

SECTION 3.01. Payments. (a) Within 3 Business Days of the Tax Schedule for any Covered Taxable Year becoming final under Section 2.01(a), the Charter Member shall pay to A/N an amount equal to the Tax Benefit Payment (determined in accordance with Section 3.01(b)). Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts of A/N previously designated by A/N to the Charter Member.

(b) A “Tax Benefit Payment” shall mean an amount, not less than zero, equal to, with respect to any Covered Taxable Year, the amount of Covered Tax Benefits, if any, for a Covered Taxable Year;

increased by:

(1) any increase in the Covered Tax Benefit or decrease in the Covered Tax Detriment that has become final under Section 2.01(b); and

(2) interest on the Covered Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. Federal Income Tax Return of New Charter for such Taxable Year until the date of payment by the Charter Member to A/N under this Section 3.01;

and decreased, but without duplication of amounts reimbursed pursuant to Section 3.02, by:

(3) any Covered Tax Detriment for a previous Covered Taxable Year; and

(4) any decrease in the Covered Tax Benefit or increase in the Covered Tax Detriment that has become final under Section 2.01(b);

provided, however, that the amounts described in Section 3.01(b)(1), (3) and (4) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent that such amounts were taken into account in determining any Tax Benefit Payment in a preceding Covered Taxable Year.

SECTION 3.02. Reimbursement and Indemnification. To the extent that there is a Determination that a deduction for depreciation or amortization attributable to a Basis Adjustment taken into account in computing a Tax Benefit Payment is not available, A/N shall promptly (i) reimburse New Charter for any prior payment made to A/N in respect of such deductions for depreciation or amortization (including, for the avoidance of doubt, any deductions resulting from additional basis arising from amounts previously paid pursuant to this Agreement) and (ii) without duplication, indemnify New Charter and hold it harmless with respect to fifty percent (50%) of any interest or penalties and any other losses in respect of the disallowance of such deductions (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related Tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent A/N is permitted to control such contest). For the avoidance of doubt, the parties agree and acknowledge that A/N shall not have any payment or reimbursement or indemnification obligation to the Charter Member in respect of any Covered Tax Detriment, except as contemplated by this Section 3.02 and except for the reduction (but not below zero) of amounts that would otherwise be due A/N pursuant to Section 3.01(b). For the further avoidance of doubt and by way of example, if $20 of depreciation is claimed in Year 1 resulting in a $10 Realized Tax Benefit and Tax Benefit Payment of $5 to A/N in Year 2 and total Tax Benefit Payments of $1 to A/N in subsequent years in respect of Realized Tax Benefits from additional basis arising from such Tax Benefit Payments, and the Year 1 depreciation is later disallowed by the IRS, the amount of the payment from A/N to the Charter Member under this Section 3.02 shall include an amount equal to the sum of all Tax Benefit Payments paid with respect to such disallowed depreciation prior to the Determination (up to $6) plus fifty percent (50%) of the amount of interest, penalties or other losses, if any (and attorneys’ and accountants’ fees, if applicable), paid by the Charter Group with respect to such disallowed depreciation. Any payment made by A/N pursuant to this Section 3.02 shall be treated as a decrease in the purchase price of the relevant Exchange Assets.

SECTION 3.03. Tax Benefits Upon a Change of Control. Upon a Change of Control (as defined in the Exchange Agreement and the LLC Agreement), all Tax Benefit Payments shall be calculated by assuming, to the extent practicable, that such Change of Control did not occur. In the event of such a Change of Control, the parties to this Agreement agree to negotiate in good faith to reach an agreement regarding an Early Termination Payment pursuant to Section 5.01.

SECTION 3.04. No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

ARTICLE IV

SECTION 4.01. Change Notices. If New Charter, Charter Holdings or any of their respective Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of any Taxable Exchange (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit with respect to a Covered Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments that the Charter Member will be required to pay to A/N with respect to Covered Taxable Years after and including the taxable year in which the Change Notice is received, and which, if determined adversely to the recipient of the Change Notice or after the lapse of time would be grounds for reimbursement by A/N under Section 3.02, prompt written notice shall be given to A/N; provided, however, that failure to give such notification shall not affect the reimbursement provided under this Agreement except to the extent the reimbursing party shall have been actually prejudiced as a result of such failure.

ARTICLE V

Termination

SECTION 5.01. Early Termination of Agreement. New Charter and the Charter Member may terminate this Agreement, subject to Section 3.3(a)(ii) of the Stockholders Agreement, by the Charter Member paying to A/N an agreed value of payments remaining to be made under this Agreement (the “Early Termination Payment”) as of the date of the Early Termination Notice (as defined below), subject to such other terms as are agreed between New Charter, the Charter Member and A/N at the time of the Early Termination Payment. Upon payment of the Early Termination Payment by the Charter Member, the Charter Member shall have no further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Charter Member and A/N as due and payable but unpaid as of the Early Termination Notice and (b) any Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (a) or (b) is included in the Early Termination Payment), and A/N shall have no reimbursement or other repayment obligation to the Charter Member.

SECTION 5.02. Early Termination Notice. If New Charter and the Charter Member choose to request early termination under Section 5.01, above, New Charter and the Charter Member shall deliver to A/N a notice (the “Early Termination Notice”) specifying New Charter and the Charter Member’s intention to request early termination and showing in reasonable detail its calculation of the Early Termination Payment (the “Proposed Early Termination Payment”). At the time New Charter and the Charter Member deliver the Early Termination Notice to A/N, New Charter shall (a) deliver to A/N schedules and work papers providing reasonable detail regarding the calculation of the Proposed Early Termination Payment and (b) allow A/N reasonable access to the appropriate representatives at New Charter and its Subsidiaries in connection with its review of such calculation. Within 30 days after receiving such calculation, A/N shall notify New Charter and the Charter Member whether it agrees to or objects to the Proposed Early Termination Payment. The Proposed Early Termination Payment shall only become final and binding on the parties if A/N agrees in writing to the value of the Proposed Early Termination Payment within such 30 day period (or such shorter period as may be mutually agreed in writing by the parties). If the parties cannot agree upon the value of the Early Termination Payment, this Agreement will remain in full force and effect. For the avoidance of doubt, New Charter and the Charter Member shall have no obligation to request early termination under Section 5.01.

SECTION 5.03. Payment upon Early Termination. Within 3 calendar days of an agreement between A/N, New Charter and the Charter Member as to the value of the Early Termination Payment, the Charter Member shall pay to A/N an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by A/N.

ARTICLE VI

Subordination and Late Payments

SECTION 6.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Charter Member to A/N under this Agreement (a “Charter Member Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any debt of New Charter or the Charter Member (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of New Charter or the Charter Member that are not Senior Obligations.

SECTION 6.02. Late Payments by the Charter Member. The amount of all or any portion of a Charter Member Payment not made to A/N when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such Charter Member Payment was due and payable.

ARTICLE VII

No Disputes; Consistency; Cooperation

SECTION 7.01. A/N Participation in Charter Group Tax Matters. Except as otherwise provided herein or in the LLC Agreement, New Charter shall have full responsibility for, and sole discretion over, all Tax matters concerning New Charter, Charter Holdings and their respective Subsidiaries, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, New Charter shall notify A/N of, and keep A/N reasonably informed with respect to, the portion of any audit of New Charter, Charter Holdings and their respective Subsidiaries, as applicable, by a Taxing Authority the outcome of which is reasonably expected to affect A/N’s rights under this Agreement. New Charter shall provide to A/N reasonable opportunity to provide information and other input to New Charter and its advisors concerning the conduct of any such portion of such audits.

SECTION 7.02. Cooperation. A/N shall (and shall cause its affiliates to) (a) furnish to New Charter in a timely manner such information, documents and other materials as New Charter may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make appropriate representatives at A/N and any law firms or accounting firms engaged by A/N available to New Charter and its representatives to provide explanations of documents and materials and such other information as New Charter or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

ARTICLE VIII

General Provisions

SECTION 8.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth in Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

SECTION 8.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 8.03. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Schedule to this Agreement, the Specified Documents and the Contribution Agreement embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof, other than the Specified Documents. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflict of laws.

SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 8.06. Successors; Assignment; Amendments. A/N may not assign this Agreement to any person without the prior written consent of New Charter, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, A/N may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness; provided further, however, that A/N may assign its rights to any person to whom it is permitted to assign its rights under Section 9.3 of the Contribution Agreement without the prior written consent of New Charter. New Charter and the Charter Member may not assign any of their rights, interests or entitlements under this Agreement without the consent of A/N, not to be unreasonably withheld or delayed; provided, however, that New Charter may assign its rights to a wholly-owned Subsidiary of New Charter without the prior written consent of A/N; provided, further, however, that no such assignment shall relieve A/N or New Charter of any of its obligations hereunder. Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of New Charter. Any amendment to this Agreement will be subject to approval by a majority of the independent directors of New Charter.

SECTION 8.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 8.08. Submission to Jurisdiction; Waivers. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the States of New York and Delaware and any court of the U.S. located in the Borough of Manhattan in New York City or the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Schedule A herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

SECTION 8.09. Reconciliation. In the event that the parties are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the Accounting Firm), which expert is mutually acceptable to all parties and the Audit Committee. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement in the amount proposed by the Charter Member and such Tax Return shall be filed as prepared by the Charter Group, subject to adjustment or amendment (including, for the avoidance of doubt, an increased Tax Benefit Payment) upon resolution. The determinations of the expert pursuant to this Section 8.09 shall be binding on New Charter and its Subsidiaries, Charter Holdings and its Subsidiaries, and A/N absent manifest error. The costs and expenses relating to the engagement of such expert or amending any Tax Return shall be borne by New Charter except as provided in the next sentence. New Charter and A/N shall bear their own costs and expenses of such proceeding, unless (i) the expert adopts A/N’s position, in which case New Charter shall reimburse A/N for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the expert adopts New Charter’s position, in which case A/N shall reimburse New Charter for any reasonable out-of-pocket costs and expenses in such proceeding.

SECTION 8.10. Guaranty. To the extent that this Agreement obligates Charter Holdings or any other member of the Charter Group other than New Charter, New Charter shall take all action necessary to ensure that such party fulfills its obligations hereunder.

SECTION 8.11. Withholding. The Charter Member shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Charter Member is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Charter Member, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to A/N.

IN WITNESS WHEREOF, New Charter, CCH II, LLC and A/N have duly executed this Agreement as of the date first written above.

CHARTER COMMUNICATIONS, INC.

By	/s/ Charles Fisher
	Name:	Charles Fisher
	Title:	Senior Vice President, Corporate Finance

CCH II, LLC

By	/s/ Charles Fisher
	Name:	Charles Fisher
	Title:	Senior Vice President, Corporate Finance

ADVANCE/NEWHOUSE PARTNERSHIP

By	/s/ Steven A. Miron
	Name:	Steven A. Miron
	Title:	Chief Executive Officer

[Signature Page to the Tax Receivables Agreement]

Schedule A

Pursuant to Section 8.01 of this Agreement, all notices under this Agreement shall be delivered as set forth below:

if to New Charter:

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

Attention: Richard R. Dykhouse, General Counsel

Phone: (203) 905-7908

Fax No.: (203) 564-1377

E-Mail: rick.dykhouse@charter.com

if to CCH II, LLC:

CCH II, LLC

400 Atlantic Street

Stamford, CT 06901

Attention: Richard R. Dykhouse, General Counsel

Phone: (203) 905-7908

Fax No.: (203) 564-1377

Email: rick.dykhouse@charter.com

with a copy to (if to New Charter or to CCH II, LLC):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telecopy: (212) 403-2212

Attention: Jodi J. Schwartz

if to A/N:

Advance/Newhouse Partnership

c/o Sabin Bermant & Gould LLP

One World Trade Center, 44th Floor

New York, NY 10007

Attention: Managing Partner

Phone: (212) 381-7013

Fax No.: (212) 381-7232

E-Mail: rhuber@sabinfirm.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Ron Creamer

Facsimile: 212-558-4665

E-mail: creamerr@sullcrom.com